Exhibit 99.1

U.S. Energy Corp. Closes Asset Sale for South Texas Properties

HOUSTON, Texas, August 5, 2024 — U.S. Energy Corporation (NASDAQ: USEG, “U.S. Energy” or the “Company”) today announced that the Company has closed the sale (the “Transaction”) of assets located in South Texas (the “South Texas Assets”). The Transaction was previously announced on July 9, 2024.

HIGHLIGHTS

■	All cash proceeds of approximately $6.5 million.

■	Proceeds are expected to be used to fund development of U.S. Energy’s recently announced acquisition targeting helium assets (“Recent Acquisition”) and repay outstanding debt.

■	Divested assets averaged approximately 155 barrels of oil equivalent per day (85% oil) from January-March 2024, or 13% of U.S. Energy’s total production over the same period.

■	The transaction closed on July 31, 2024 with an effective date of April 1, 2024.

MANAGEMENT COMMENTARY

"We are pleased to announce the closing of U.S. Energy's recent transactions, marking the complete divestment of the Company’s assets in South Texas," stated Ryan Smith, Chief Executive Officer of U.S. Energy Corp. He continued, "The proceeds from this sale will be directed towards the development of the Company's recent acquisition and debt reduction. With the closing now finalized, U.S. Energy stands in a position of increased liquidity and enhanced balance sheet strength."

ABOUT U.S. ENERGY CORP.

We are a growth company focused on consolidating high-quality assets in the United States with the potential to optimize production and generate free cash flow through low-risk development while maintaining an attractive shareholder returns program. We are committed to being a leader in reducing our carbon footprint in the areas in which we operate. More information about U.S. Energy Corp. can be found at www.usnrg.com.

INVESTOR RELATIONS CONTACT

Mason McGuire

IR@usnrg.com

(303) 993-3200

www.usnrg.com

FORWARD-LOOKING STATEMENTS

Certain of the matters discussed in this communication which are not statements of historical fact constitute forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. Words such as “strategy,” “expects,” “continues,” “plans,” “anticipates,” “believes,” “would,” “will,” “estimates,” “intends,” “projects,” “goals,” “targets” and other words of similar meaning are intended to identify forward-looking statements but are not the exclusive means of identifying these statements.

Important factors that may cause actual results and outcomes to differ materially from those contained in such forward-looking statements include, without limitation: (1) the ability of the Company to grow and manage growth profitably and retain its key employees; (2) the ability of the Company to close previously announced transactions and the terms of such transactions; (3) risks associated with the integration of recently acquired assets; (4) the Company’s ability to comply with the terms of its senior credit facilities; (5) the ability of the Company to retain and hire key personnel; (6) the business, economic and political conditions in the markets in which the Company operates; (7) the volatility of oil and natural gas prices; (8) the Company’s success in discovering, estimating, developing and replacing oil and natural gas reserves; (9) risks of the Company’s operations not being profitable or generating sufficient cash flow to meet its obligations; (10) risks relating to the future price of oil, natural gas and NGLs; (11) risks related to the status and availability of oil and natural gas gathering, transportation, and storage facilities; (12) risks related to changes in the legal and regulatory environment governing the oil and gas industry, and new or amended environmental legislation and regulatory initiatives; (13) risks relating to crude oil production quotas or other actions that might be imposed by the Organization of Petroleum Exporting Countries and other producing countries; (14) technological advancements; (15) changing economic, regulatory and political environments in the markets in which the Company operates; (16) general domestic and international economic, market and political conditions, including the military conflict between Russia and Ukraine and the global response to such conflict; (17) actions of competitors or regulators; (18) the potential disruption or interruption of the Company’s operations due to war, accidents, political events, severe weather, cyber threats, terrorist acts, or other natural or human causes beyond the Company’s control; (19) pandemics, governmental responses thereto, economic downturns and possible recessions caused thereby; (20) inflationary risks and recent changes in inflation and interest rates, and the risks of recessions and economic downturns caused thereby or by efforts to reduce inflation; (21) risks related to military conflicts in oil producing countries; (22) changes in economic conditions; limitations in the availability of, and costs of, supplies, materials, contractors and services that may delay the drilling or completion of wells or make such wells more expensive; (23) the amount and timing of future development costs; (24) the availability and demand for alternative energy sources; (25) regulatory changes, including those related to carbon dioxide and greenhouse gas emissions; (26) uncertainties inherent in estimating quantities of oil and natural gas reserves and projecting future rates of production and timing of development activities; (27) risks relating to the lack of capital available on acceptable terms to finance the Company’s continued growth; (28) the review and evaluation of potential strategic transactions and their impact on stockholder value and the process by which the Company engages in evaluation of strategic transactions; and (29) other risk factors included from time to time in documents U.S. Energy files with the Securities and Exchange Commission, including, but not limited to, its Form 10-Ks, Form 10-Qs and Form 8-Ks. Other important factors that may cause actual results and outcomes to differ materially from those contained in the forward-looking statements included in this communication are described in the Company’s publicly filed reports, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, and future annual reports and quarterly reports. These reports and filings are available at www.sec.gov. Unknown or unpredictable factors also could have material adverse effects on the Company’s future results.

The Company cautions that the foregoing list of important factors is not complete, and does not undertake to update any forward-looking statements except as required by applicable law. All subsequent written and oral forward-looking statements attributable to the Company or any person acting on behalf of the Company are expressly qualified in their entirety by the cautionary statements referenced above. Other unknown or unpredictable factors also could have material adverse effects on the Company’s future results. The forward-looking statements included in this communication are made only as of the date hereof. The Company cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, the Company undertakes no obligation to update these statements after the date of this release, except as required by law, and takes no obligation to update or correct information prepared by third parties that are not paid for by the Company. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.